Exhibit 10(i)
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT is made as of October 17, 2002 among DPL INC., an Ohio corporation (“DPL”), THE DAYTON POWER AND LIGHT COMPANY, an Ohio corporation (“DP&L”, and together with DPL, the “Companies”) and STEPHEN F. KOZIAR, JR. (“Mr. Koziar”) under the following circumstances:

A.	DPL is a holding company headquartered in Dayton, Ohio, having as its principal subsidiary DP&L.
B.	Mr. Koziar is presently employed by the Companies as Executive Vice President and Chief Operating Officer and has been elected by the Boards of Directors of the Companies to be the President and Chief Executive Officer of the Companies, effective upon the retirement of Allen M. Hill from such offices.

C.	The Companies, subject to the terms and conditions set forth herein, desire to provide for the continued employment of Mr. Koziar as President and Chief Executive Officer of the Companies.
NOW, THEREFORE, the parties agree as follows:
     Section 1. Employment and Duties. Mr. Koziar shall serve as President and Chief Executive Officer of the Companies during the Term and Mr. Koziar hereby accepts such employment. In such capacity, Mr. Koziar shall report directly to the Boards of Directors of the Companies, shall have the duties customarily performed by a president and chief executive officer of a similarly situated company, and, in addition, shall specifically be responsible for working with the Companies and the DPL Board of Directors to formulate and implement a key executive succession plan, including with respect to the position of President and Chief Executive Officer of the Companies. Mr. Koziar shall also perform such other and further duties as may be assigned to him from time to time by DPL’s Board of Directors. During the Term, Mr. Koziar shall devote his entire business time and attention to the performance of his duties hereunder and shall use his best efforts to perform his duties hereunder faithfully and efficiently.

     Section 2. Term. The term of this Agreement (the “Term”) shall commence on January 1, 2003 and shall continue until December 31, 2005 or until terminated in accordance with Section 7, whichever shall first occur.

Section 3. Compensation. As compensation for his services hereunder, Mr. Koziar shall receive the following:
(a) Base Salary. Mr. Koziar shall receive a base salary at the annual rate of $600,000 or such greater amount as the Board of Directors of DPL may determine from time to time in its sole discretion (the “Base Salary”), to be paid in installments in accordance with the Companies’ customary payroll practices.

(b) Participation in MICP. For each calendar year during the Term, Mr. Koziar shall continue to have the opportunity to receive an annual bonus under DP&L’s Management Incentive Compensation Plan (“MICP).

(c) Stock Options. Options under DPL’s Stock Option Plan, in addition to those previously granted to Mr. Koziar, may be granted to Mr. Koziar in DPL’s sole discretion.

(d) Other Incentive Programs. During the Term, Mr. Koziar shall have the opportunity to participate in other incentive programs in which executive level employees of the Companies generally participate.

(e) Fringe Benefits. During the Term, Mr. Koziar shall be entitled to receive such fringe benefits (including, medical, life and disability insurance benefits and retirement benefits) as are generally made available to other executive level employees of the Companies in accordance with the plans, practices, programs and policies of the Companies in effect from time to time, including, without limitation, continued participation in DP&L’s Key Employees Deferred Compensation Plan.

     Section 4. Vacations. During the Term, Mr. Koziar shall be entitled to paid vacation time of five (5) weeks annually.

     Section 5. Expenses. The Companies shall reimburse Mr. Koziar for all reasonable out-of-pocket expenses properly incurred by his in connection with the performance of his duties hereunder in accordance with the policies established from time to time by the Companies, including, without limitation, expenses associated with any off premises office and travel to and from such office.

     Section 6. Withholdings. The Companies may withhold from any amounts payable to Mr. Koziar hereunder such federal, state or local taxes or other amounts as the Companies shall be required to withhold pursuant to applicable law.

     Section 7. Termination. (a) This Agreement and Mr. Koziar’s employment with the Companies may be terminated at any time, with or without cause, by either the Companies or Mr. Koziar upon one hundred eighty (180) days’ prior written notice; provided this Agreement and Mr. Koziar’s employment with the Companies may be terminated by the Companies for Cause without prior notice.

          (b) In addition, this Agreement and Mr. Koziar’s employment with the Companies shall automatically terminate upon Mr. Koziar’s death or Disability; provided, however, that in the event of such termination due to Mr. Koziar’s death or Disability, the Companies shall pay to Mr. Koziar or his estate the Base Salary through December 31, 2005.

          (c) Upon the termination of this Agreement for any reason, this Agreement shall forthwith be of no further force and effect and there shall be no further liability on the part of either party, other than based upon (i) its obligations under this Agreement arising or accruing prior to such termination, (ii) the obligations of such party contained in any other agreement between the parties, including, without limitation, any agreement providing for the payment of benefits in the event of a change of control of the Companies, or (iii) the obligations in Section 7(b) above or in Section 7(d) below, if applicable.

          (d) In addition to the obligations under (c) above, if this Agreement is terminated prior to the expiration of the Term by (i) the Company without Cause (other than after a change of control, as a result of which, Mr. Koziar is entitled to payment of benefits under any other agreement with the Companies), or (ii) by Mr. Koziar, and at the time of such determination, any of the following executive positions are filled by more than one person: President or Chief Operating Officer of 1) DPL, 2) DP&L or 3) DPL Energy LLC, then;

               (aa) the Companies shall continue to pay Mr. Koziar the Base Salary under Section 3(a) through December 31, 2005;

               (bb) DP&L shall pay to Mr. Koziar in accordance with the terms of the MICP the annual bonus that he would have received under the MICP for the year during which termination occurs had he been in the employ of the Companies under this Agreement as of the last day of such year;

                (cc) any unvested options granted to Mr. Koziar under DPL’s Stock Option Plan shall be deemed to be fully vested as of the date of termination notwithstanding the provisions of any agreement between Mr. Koziar and DPL with respect to such options; and

               (dd) through December 31, 2005, Mr. Koziar shall be on call to assist the Company in effecting a transition to a successor to his positions; provided, however, that during such period (1) Mr. Koziar shall not be required to perform such transition services for more than 80 hours per month with the scheduling of such services to be as mutually agreed between Mr. Koziar and the Companies; (2) the Companies at their expense shall provide Mr. Koziar with the use of corporate aircraft in order to enable Mr. Koziar to perform such services; (3) the Companies shall provide and/or reimburse Mr. Koziar for the cost of an executive office in the location of his designated residence to facilitate Mr. Koziar’s performance of such services; and (4) Mr. Koziar shall continue to be entitled to reimbursement under Section 5 hereof.

     Section 8. Confidentiality. During the Term and indefinitely thereafter, Mr. Koziar (i) shall keep and hold all confidential, nonpublic and/or proprietary information (including, without limitation, any information which may constitute a “trade secret” within the meaning of Ohio law) of, or relating to, either of Companies or any of their subsidiaries or affiliates in strict confidence and (ii) shall not, directly or indirectly, use or disclose to any person or entity any of such information, except to the extent that any such use or disclosure is related to the performance of his duties hereunder. Upon termination of this Agreement, Mr. Koziar shall promptly return to the Companies all documents or other written or computer readable material containing or reflecting any of such confidential information in his possession or control.

     Section 9. Indemnification. The Companies shall indemnify Mr. Koziar against any and all losses, liabilities, damages, expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred by Mr. Koziar in connection with any claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including any action by or in the right of either of the Companies, by reason of any act or omission to act in connection with the performance of his duties hereunder to the full extent that the Companies are permitted to indemnify a director, officer, employee or agent against the foregoing under Ohio law, including, without limitation, Section 1701.13(E) of the Ohio Revised Code. The Companies shall at all times cause Mr. Koziar to be included, in his capacities hereunder, under all directors’ and officers’ liability insurance coverage (or similar insurance coverage) maintained by either of the Companies from time to time.

     Section 10. Legal Expenses. The Companies shall reimburse Mr. Koziar in full for all legal fees and expenses reasonably incurred by him in connection with this Agreement (including, without limitation, any such fees and expenses incurred in contesting or disputing any termination of this Agreement or in seeking to obtain or enforce any right or benefit provided herein, regardless of the outcome, unless, in the case of a legal action brought by Mr. Koziar or in his name, a court finally determines that such action was not brought in good faith).

     Section 11. Certain Definitions. For purposes of this Agreement, the following terms have the following meanings:

     “Cause” means (i) the commission of a felony, (ii) embezzlement, (iii) the illegal use of drugs or (iv) the failure by Mr. Koziar to substantially perform his duties hereunder (other than any such failure resulting from his physical or mental illness or other physical or mental incapacity) as determined by the Board of Directors of DPL. Notwithstanding the foregoing, “Cause” shall not be deemed to exist unless and until there shall have been delivered to Mr. Koziar a copy of a resolution duly adopted by the written consent of not less than three-fourths of the number of directors of DPL then in office (after reasonable notice to Mr. Koziar and an opportunity for Mr. Koziar, together with his counsel, to be heard at a meeting of the Board of Directors of DPL called and held for that purpose), finding that in the good faith opinion of the Board of Directors, Mr. Koziar was guilty of conduct set forth in clauses (i), (ii), (iii) or (iv) of the preceding sentence and specifying the particulars thereof in detail.

     “Disability” means the inability of Mr. Koziar to perform his duties hereunder for a period of six consecutive months because of physical or mental illness or other physical or mental disability or incapacity, followed by the Companies giving Mr. Koziar 30 days’ written notice of its intention to terminate this Agreement by reason thereof and Mr. Koziar’s failure because of such physical or mental illness or other physical or mental disability or incapacity to resume the performance of his duties hereunder within such 30 day period and thereafter perform the same for a period of two consecutive months.

     Section 12. Parties in Interest. This Agreement is for the sole benefit of the parties and shall not create any rights to any person not a party. This Agreement is personal and may not be assigned by any party without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties, but on assignment shall, of itself, relieve any party of its obligations hereunder.

     Section 13. Entire Agreement. This Agreement sets forth the entire agreement and understandings of the parties in respect to the subject matter hereof.

     Section 14. Interpretation. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Words used in this Agreement in the singular number shall include the plural, and vice versa, unless the context requires otherwise. Words of gender used in this Agreement may be read as masculine, feminine or neuter as the context may require. The terms “this Agreement”, “hereto” “herein”, “hereby”, “hereof” and similar expressions refer to this Agreement in its entirety and not to any particular provision or portion of this Agreement. When a reference is made to Sections, such reference shall be to a Section of this Agreement, unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation”.

     Section 15. Law Governing. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio without regard to its conflicts of laws rules.

     Section 16. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

     Section 17. Amendment. Any amendment to this Agreement or any waiver of rights or any consent hereunder shall not be operative unless it is in writing and signed by the party sought to be charged.

     Section 18. Severability. If any provision of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to another party or circumstance shall not be affected thereby and such provision shall be enforced to the greatest extent permitted by applicable law.

     Section 19. Waiver. The failure or delay on the part of any party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder. No right or remedy herein conferred upon or reserved to any party is intended to be exclusive of any other right or remedy and all such rights and remedies shall be cumulative.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DPL INC.

By:

Its:

THE DAYTON POWER AND LIGHT COMPANY

By:

Its:

Stephen F. Koziar, Jr.